UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2003

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27212 (Commission File Number)	33-0618093 (IRS Employer Identification No.)

201 Technology Drive, Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On April 26, 2003, Thomas R. Testman was appointed to the board of directors of Endocare, Inc. (the “Company”). Mr. Testman’s appointment fills an existing vacancy on the Company’s board of directors. Mr. Testman was also appointed to serve as chairman of the Company’s audit committee and as its financial expert. Attached hereto as Exhibit 99.1 is a press release issued by the Company on May 5, 2003, relating to the appointment of Mr. Testman.

Mr. Testman will be entitled to receive the Company’s standard compensation for his services as a member of the board of directors of the Company and as chairman of its audit committee. Specifically, Mr. Testman will receive an annual retainer of $12,000 for his services as a member of the board of directors of the Company. Mr. Testman also will receive $1,000 for each meeting of the Company’s board of directors or any committee thereof he attends in person and an additional payment of $500 for each meeting of the board of directors or any committee thereof he attends telephonically. Mr. Testman also will be reimbursed for reasonable expenses incurred in connection with serving as a director.

In addition to the cash compensation described above, under the automatic option grant program in effect under the Company’s 1995 Director Option Plan, Mr. Testman received an option to purchase 20,000 shares of common stock, which option becomes exercisable in two equal annual installments over Mr. Testman’s first two years of service on the board of directors. The option was granted at a per-share exercise price equal to $4.16, the per-share fair market value of the Company’s common stock on the first trading day after the grant date, and has a ten-year term, subject to Mr. Testman’s continued service on the board of directors. In addition, under the plan, Mr. Testman will receive an automatic option grant each January 1, or the first day after January 1 on which national stock exchanges and The Nasdaq National Market are open for trading, to acquire 5,000 shares of common stock, provided that he has served on our board of directors for at least six months. The 5,000 share annual option grants will each have a per-share exercise price equal to the per-share fair market value of the Company’s common stock on the grant date and will become fully vested and exercisable on the first anniversary of the grant date, provided Mr. Testman continues in service on the board of directors through such date. Each annual option will have a ten-year term, subject to Mr. Testman continued service on the board of directors.

In light of the Sarbanes-Oxley Act and related regulations, the Company is currently considering revising its director compensation policies. If the Company does so, the equity and cash compensation awarded to Mr. Testman and the Company’s other directors may be increased.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Press release, dated May 5, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.

Date: May 6, 2003	By:	/s/ Katherine Greenberg Katherine Greenberg Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 5, 2003.